Exhibit 99.1

Investors:	Media:
Ann Tanabe	Dan Budwick
Director, Investor Relations and Corporate Communications	BMC Communications
Encysive Pharmaceuticals	(212) 477-9007 ext. 14
(713) 796-8822

Stephen L. Mueller
Vice President, Finance and Administration
Encysive Pharmaceuticals
(713) 796-8822

Marcy Strickler
The Trout Group
(212) 477-9007 ext. 27
FOR IMMEDIATE RELEASE
ENCYSIVE PHARMACEUTICALS REPORTS THIRD QUARTER 2005
FINANCIAL RESULTS
Conference Call Scheduled for Today at 8:30 a.m. Eastern
HOUSTON — November 7, 2005 — Encysive Pharmaceuticals (NASDAQ: ENCY) today announced financial results for the third quarter ended September 30, 2005.
“In the third quarter, we accelerated the advancement of our commercial strategy for Thelin™, with the aim of building a global presence for our investigational therapy for pulmonary arterial hypertension,” commented Bruce D. Given, M.D., President and Chief Executive Officer of Encysive Pharmaceuticals. “With our clinical data package currently under regulatory review in both the United States and Europe, we have focused on strengthening our management team and progressing with preparations for Thelin’s potential launch in 2006.”
Third Quarter 2005 Financial Overview
•	For the third quarter of 2005, the Company reported a net loss of approximately $18.8 million, or $0.32 per basic and diluted share, compared to a net loss of approximately $16.6 million, or $0.31 per basic and diluted share for the same period last year. The increased loss in the current quarter is primarily the result of increased costs associated with implementing our commercialization strategy and work associated with the U.S. and European regulatory submissions for Thelin. Financial results for the 2004 periods have been reclassified to reflect results of

Revotar Biopharmaceuticals AG, Encysive’s former German subsidiary, under the caption “discontinued operations.” The reclassification had no effect on net loss in any period.

•	Revenue in the third quarter of 2005 was approximately $3.0 million compared to $2.4 million for the third quarter of 2004, primarily due to an increase in royalties on net sales of Argatroban by GlaxoSmithKline of approximately $0.3 million compared with royalties earned in the same period in 2004, an increase of 14.6%.

•	Cash, cash equivalents and investments at September 30, 2005 were $146.8 million compared to $69.1 million on December 31, 2004.
Third Quarter Highlights
•	In September, Encysive Pharmaceuticals announced positive interim safety and efficacy results from its ongoing STRIDE-2X study evaluating Thelin and bosentan in patients with pulmonary arterial hypertension (PAH). This analysis was submitted to the U.S. Food and Drug Administration (FDA) as an update to Encysive’s new drug application (NDA) for Thelin 100 mg, which is currently under review with a Prescription Drug User Fee Act (PDUFA) target action date of March 24, 2006.

•	Encysive announced that the European Agency for the Evaluation of Medicinal Products accepted for review the Company’s Marketing Authorization Application (MAA) for Thelin 100 mg as a once daily oral treatment for patients with PAH. The MAA contains the largest database of PAH patients ever assembled in a regulatory filing for a new PAH drug.

•	The Company presented new data from STRIDE-2 and related clinical trials of Thelin in PAH at the annual meeting of the American College of Chest Physicians (CHEST), held October 29-November 3 in Montréal. In September, STRIDE-2 data was presented at the European Society of Cardiology 2005 Congress, in Stockholm, Sweden, and at the Annual Meeting of the European Respiratory Society, in Copenhagen.

•	Encysive announced two key management appointments: Gordon H. Busenbark as Chief Financial Officer and Paul S. Manierre, Esq. as Vice President and General Counsel. Both positions are new within the Company, and strengthen Encysive’s operations management in preparation for the possible launch of Thelin in 2006.
Upcoming Presentations and Events
•	Nov. 7 Rodman & Renshaw Techvest 7th Annual Healthcare Conference, New York City*

•	Nov. 9 SG Cowen & Co. 6th Annual Global Health Care Conference, Barcelona

•	Nov. 12-17 American College of Rheumatology Annual Scientific Meeting, San Diego

•	Nov. 13-16 American Heart Association Scientific Sessions 2005, Dallas (Booth only)
* Meeting will be webcast at www.encysive.com
Conference Call Information
Encysive will host a conference call to discuss earnings and other third quarter highlights today, Monday, November 7, at 8:30 a.m. ET. You may access the call either through the call-in number below or through the audio webcast. The access number for the call is:
Number: (612) 288-0318
Passcode: Encysive Pharmaceuticals
This call is being webcast and can be accessed via Encysive’s web site at www.encysive.com.
A replay of the webcast will be available on the Company’s web site through November 30, 2005. Additionally, a replay of the call will be available until November 13, 2005 at 11:59 p.m. ET. The call replay can be accessed by calling:
Number: (320) 365-3844
Access Code: 801999
About Thelin™ and PAH
The NDA for our lead drug candidate Thelin™ (sitaxsentan sodium), an endothelin A receptor antagonist for the treatment of PAH, is now under active review by the Cardio-Renal Division of the FDA. Thelin is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is 6,500-fold selective in the targeting of the endothelin A receptor versus the endothelin B receptor.
Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart/lung or lung transplantation. PAH is estimated to afflict approximately 100,000 to 200,000 people worldwide, many of whom are children and young women.

The most frequent adverse events that occurred in patients receiving Thelin, which were more common than in placebo-treated patients, were headache, edema, nausea, upper respiratory tract infection, dizziness, insomnia, nasopharyngitis, and nasal congestion. Because Thelin inhibits the metabolism of warfarin, a decreased dose of warfarin is needed when co-administered with Thelin. Monthly testing for liver function and pregnancy testing for women of child-bearing potential is required for patients receiving Thelin.
About Encysive Pharmaceuticals
Encysive Pharmaceuticals Inc. is a biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to address unmet medical needs. Our research and development programs are predominantly focused on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases. We have successfully developed one FDA-approved drug, Argatroban, for the treatment of heparin-induced thrombocytopenia that is marketed by GlaxoSmithKline. The European Agency for the Evaluation of Medicinal Products is currently reviewing a Marketing Authorization Application for approval of Thelin within the European Union. In addition, we have an earlier stage clinical product candidate in development, TBC3711, a next generation endothelin receptor antagonist. To learn more about Encysive Pharmaceuticals please visit our web site: http://www.encysive.com.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital resources, our ability to raise additional capital to fund cash requirements for future operations, timelines for initiating new clinical trials, planned announcements of clinical data, the possibility of obtaining regulatory approval, our ability to manufacture and sell any products, potential drug candidates, their potential therapeutic effect, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate, our ability to discover new drugs in the future, and our ability to establish future collaborative arrangements. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. Encysive undertakes no duty to update or revise these forward-looking statements.
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ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL DATA
Amounts in thousands (except per share data)
Consolidated Summary of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues	$2,965	$2,448	$8,427	$8,001

Operating expenses:
Research and development	16,248	16,540	49,929	40,682
General and administrative	5,922	2,573	16,501	7,723

Total expenses	22,170	19,113	66,430	48,405

Operating loss:	(19,205)	(16,665)	(58,003)	(40,404)

Investment income, net	1,351	320	3,284	1,041
Interest expense	(975)	(1)	(2,122)	(42)

Loss from continuing operations	(18,829)	(16,346)	(56,841)	(39,405)

Gain (loss) from discontinued operations	—	(233)	1,335	(601)
Net loss	$(18,829)	$(16,579)	$(55,506)	$(40,006)

Net loss per common share:
(basic and diluted)	$(0.32)	$(0.31)	$(0.96)	$(0.76)

Weighted average common shares outstanding:
(basic and diluted)	58,077	53,607	57,878	52,782
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2005	2004
Assets:
Cash, cash equivalents, investments and accrued interest	$146,759	$69,101
Other assets	13,853	11,671

Total assets	160,612	80,772

Liabilities and stockholders’ equity:
Current liabilities	20,760	15,758
Deferred revenue, long-term	1,608	1,119
Long-term debt	130,000	1,730

Total liabilities	152,368	18,607
Minority interest in affiliate	—	628
Stockholders’ equity	8,244	61,537

Liabilities and stockholders’ equity	$160,612	$80,772